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                                                                      EXHIBIT 12
                         MARSHALL & ILSLEY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000'S)

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                                                                  YEARS ENDED DECEMBER 31,
                                                ------------------------------------------------------------
                                                  1995         1994         1993         1992         1991
                                                --------     --------     --------     --------     --------
EARNINGS:
Earnings before income taxes, extraordinary
  items and cumulative effect of changes in
  accounting principles.......................  $299,879     $167,803     $264,584     $231,792     $186,738
Fixed charges, excluding interest on
  deposits....................................   108,683       77,074       47,905       50,687       66,641
Earnings including fixed charges but excluding
  interest on deposits........................   408,562      244,877      312,489      282,479      253,379
Interest on deposits..........................   331,734      255,861      272,100      334,443      448,757
                                                --------     --------     --------     --------     --------
Earnings including fixed charges and interest
  on deposits.................................  $740,296     $500,738     $584,589     $616,922     $702,136
                                                ========     ========     ========     ========     ========
FIXED CHARGES:
Interest expense:
Borrowings:
  Short-term..................................  $ 47,740     $ 39,681     $ 18,010     $ 17,606     $ 32,065
  Long-term...................................    53,709       30,537       23,088       26,439       27,770
One-third of rental expense for all operating
  leases (the amount deemed representative of
  the interest factor)........................     7,234        6,856        6,807        6,642        6,806
                                                --------     --------     --------     --------     --------
Fixed charges excluding interest on
  deposits....................................   108,683       77,074       47,905       50,687       66,641
Interest on deposits..........................   331,734      255,861      272,100      334,443      448,757
                                                --------     --------     --------     --------     --------
Fixed charges including interest on
  deposits....................................  $440,417     $332,935     $320,005     $385,130     $515,398
                                                ========     ========     ========     ========     ========
RATIO OF EARNINGS TO FIXED CHARGES:
Excluding interest on deposits................     3.76x        3.18x        6.52x        5.57x        3.80x
Including interest on deposits................     1.68x        1.50x        1.83x        1.60x        1.36x
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